Exhibit 99.1

PRESS RELEASE

For Immediate Release
April 6, 2006

For More Information Contact:	Michael G. Carlton, President
Crescent Financial Corporation
(919) 460-7770

W. Keith Betts, President
Port City Capital Bank
(910) 344-2265

CRESCENT FINANCIAL CORPORATION TO ACQUIRE

PORT CITY CAPITAL BANK

Cary, North Carolina. The Boards of Directors of Crescent Financial Corporation, Cary, North Carolina (Nasdaq National Market: “CRFN”) and Port City Capital Bank, Wilmington, North Carolina (“POCY.PK”) announced today that they have reached a definitive agreement whereby Port City Capital Bank will be acquired by Crescent Financial Corporation and become a wholly-owned banking subsidiary of Crescent Financial Corporation operating under its current name and with its current board of directors and management. Each share of common stock of Port City Capital Bank will be exchanged for 1.9669 shares of common stock of Crescent Financial Corporation and $3.30 in cash resulting in a total transaction value of $39.26 million. The transaction is subject to approval by the shareholders of Crescent Financial Corporation and Port City Capital Bank and banking regulators. The parties anticipate closing of the transaction by the early part of the fourth quarter 2006.

Michael G. Carlton, President of Crescent Financial Corporation stated: “I am delighted that we will be able to partner with Keith Betts and the outstanding team of bankers he has assembled in Wilmington. Keith and I have known each other for a long time and I have a great deal of respect for what he and his team have accomplished in the Wilmington market. Port City Capital Bank is one of the best young banking franchises in North Carolina. We expect that the combination will produce tremendous benefits for both of our organizations and shareholders. We at Crescent were giving serious consideration to expanding into the Wilmington market. This affiliation with their outstanding employees, board of directors and their solid shareholder base in New Hanover County will allow us to enter the Wilmington market in the strongest way possible and we look forward to continuing our expansion together. We look forward to adding three Port City directors to Crescent’s board to benefit from their expertise and knowledge of this expanding market.”

W. Keith Betts, President of Port City Capital Bank commented: “We are proud of the accomplishments of Port City Capital Bank. Thanks to the expertise of our staff and the dedication of our directors, Port City Capital Bank has quickly become the premier business bank in our market. Teaming up with Mike Carlton and Crescent State Bank will permit us to enhance and further improve our business model. This combination will be beneficial to our customers, employees and community and is providing our shareholders with a Nasdaq listed stock with an expected market capitalization in excess of $100 million. With Crescent’s support and financial capability, we believe this is a “win-win” for all involved.”

Crescent State Bank is a full service community-oriented bank which operates nine full service branch offices in Wake, Johnson, Lee and Moore Counties. At December 31, 2005, Crescent Financial Corporation, the holding company for Crescent State Bank, had total consolidated assets of $410 million, total consolidated deposits of $322 million, total consolidated shareholders equity of $41.4 million and reported net income for the year ended December 31, 2005 of $3.1 million ($0.70 per share).

Port City Capital Bank, at March 31, 2006, had total assets of $163.5 million, total deposits of $149.6 million and total shareholders’ equity of $13.2 million. For the twelve months ended March 31, 2006, Port City had reported net income of $1.9 million ($1.77 per share.)

Information in this press release contains “forward-looking statements.” These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in Crescent Financial Corporation’s recent filings with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K and its other periodic reports.

Port City Capital Bank

1508 Military Cutoff Road

Wilmington, NC 28403

(910) 344-2265

Offices:	1
FTEs:	16
Shares Outstanding	1,074,380
Options Outstanding	181,818
Weighted Avg. Ex. Price	$12.07

Management
CEO:	W. Keith Betts
CFO:	Lawrence S. Brobst
EVP:	John M. Franck

Directors
Michael I. Arnolt
W. Keith Betts	President & CEO
William H. Cameron
J. Robert Fullerton
Tonia Honeycutt Goudarzi
Robert M. High
David R. Miles, M.D.
Charles A. Paul, III
J. Keith Stark
Jon T. Vincent	Chairman
James E. Wallace

	2002	2003	2004	2005	LTM 3/31/2006(1)
Balance Sheet ($000s)
Total Assets	40,879	75,299	101,762	143,045	163,511
Net Loans	17,463	54,140	83,142	117,373	127,227
Deposits	32,416	67,395	92,996	130,033	149,625
Borrowings	0.00	0.00	0.00	0.00	0.00
Equity	8,420	7,790	8,618	12,789	13,214
Tangible Equity	8,420	7,790	8,618	12,789	13,214

Profitability
Net Income ($000s)	(891)	(547)	882	1,816	1,900
ROA	—	(1.04)	0.98	1.43	1.41
ROE	—	(6.79)	10.90	17.45	17.24
Net Interest Margin	—	3.21	3.36	3.85	3.99
Efficiency Ratio	366.8	101.3	62.3	46.9	43.0

Key Ratios
NPAs/Assets	0.00	0.00	0.00	0.00	0.00
Reserves/Loans	1.76	1.52	1.33	1.29	1.27
GAAP Equity/Assets	20.60	10.35	8.47	8.94	8.08

Per Share Data
EPS	$(0.98)	$(0.60)	$0.97	$1.69	$1.77
Book Value/Share	$9.26	$8.57	$9.48	$11.90	$12.30
Tangible Book Value/Share	$9.26	$8.57	$9.48	$11.90	$12.30

Pricing Ratios	Per Share(1)	Aggregate(1)
Price (2)	$33.00	$39.260	M
Price/Book Value	268%	297%
Price/Tangible Book Value	268%	297%
Price/Earnings LTM	18.6x	20.7
Price/Assets	21.7%	24.0%

(1)	Based off of financial data as of and for the twelve months ended 3/31/2006
(2)	Based off of CRFN’s ten day average closing price prior to 4/6/2006